Exhibit 10.35
Susan Allene Kovach
Vice President, General Counsel
   and Secretary
Direct: (419) 325-2378
Fax: (419) 325-2585
susan.kovach@libbev.com
December 31, 2008
[Name and address of individual listed on Appendix 1]
Dear                     ,
Libbey Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In that connection, the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.
The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.
In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in this Agreement if your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 2), and you shall receive the compensation set forth in Section 5(a) through (c) below upon the occurrence of a Change in Control even if your employment is not terminated in connection with, or subsequent to, the Change in Control.
     1. Term of Agreement. The term of this Agreement, which amends and restates the letter agreement between you and the Company dated May 27, 1998, shall commence on January 1, 2009, and continue in effect through December 31, 2009. Commencing on January 1, 2010, and on each January 1 thereafter, the term of this Agreement shall be extended automatically for one (1) additional year unless the Company gives you written notice, not later than September 30 of the preceding calendar year, that the Company does not wish to extend this Agreement for the subsequent year. For example, if the Company does not desire to renew this Agreement for the 2011 calendar year, the Company must, on or before September 30,
300 Madison Avenue, Toledo, Ohio 43604

{Name of Individual Listed on Appendix 1]
December 31, 2008

2010, give you written notice that the term of this Agreement will not be renewed for the 2011 calendar year. If a Change in Control (as defined in Section 2) occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than thirty-six (36) months after the month in which the Change in Control occurred.
     2. Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur if:
          (a) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this Agreement, the term “Person” is used as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the term “Person” shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. For purposes of this Agreement, the term “Beneficial Owner” shall have the meaning given to that term in Rule 13d-3 under the Exchange Act;
          (b) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. The term “Continuing Directors” means (i) individuals who were members of the Board at the beginning of the two (2) year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two (2) year period referred to above, by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. Notwithstanding the immediately preceding sentence, an individual who is elected to the Board after the beginning of the two (2) year period shall not be deemed a Continuing Director if the individual was designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(a), (c) or (d);
          (c) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation; or
          (d) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     3. Termination Following Change in Control.
          (a) General. If, during the term of this Agreement, a Change in Control occurs and the Company terminates your employment without Cause (as defined below), or you terminate your employment for Good Reason (as defined below), within the two (2) year period immediately following the date on which the Change in Control occurs, then you shall be entitled

{Name of Individual Listed on Appendix 1]
December 31, 2008

to the benefits provided in Section 4(b) of this Agreement, and those benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement. In addition, you shall be entitled to the benefits provided in Section 4(b) if:
     (i) After the occurrence of a Potential Change in Control (as defined in Section 9 below) and prior to the date on which the Change in Control actually occurs, the Company terminates your employment without Cause (other than as a result of your Permanent Disability, as defined below) or you terminate your employment upon an event that would be considered Good Reason if it were to occur after a Change in Control; or
     (ii) Prior to the occurrence of a Potential Change in Control, the Company terminates your employment without Cause (other than as a result of Permanent Disability) or you terminate your employment upon an event that would be considered Good Reason if it were to occur after a Change in Control and you reasonably demonstrate that the Company’s termination of your employment, or the events giving rise to Good Reason, (A) was or were at the request of, or was or were induced by, a third party who has taken steps reasonably calculated to effect a Change of Control, or (y) otherwise arose in connection with or in anticipation of a Change in Control.
Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any payment under Section 4 of this Agreement if your employment is terminated as a result of your death or Permanent Disability. “Permanent Disability” means any incapacity due to physical or mental illness as a result of which you are absent from the full-time performance of your duties with the Company for six (6) consecutive months and do not return to the full-time performance of your duties within thirty (30) days after the Company gives Notice of Termination (as defined in Section 3(d) below) to you.
          (b) Cause. “Cause” means the occurrence of any of the following events: (i) your willful and continued failure (other than as a result of your incapacity due to physical or mental illness or after your issuance of a Notice of Termination for Good Reason) to substantially perform your duties with the Company after the Board has delivered to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (ii) your willful and continued failure (other than as a result of your incapacity due to physical or mental illness or after your issuance of a Notice of Termination for Good Reason) to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board, after the Board has delivered to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (iii) your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; or (iv) your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this Section 3(b), no act, or failure to act, on your part shall be deemed “willful” unless your commission of the act or failure to act is not in good faith. In any event, the Company may not terminate your employment for Cause pursuant to Sections 3(b)(i), (ii) or (iv) hereof unless and until the Company has delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding,

{Name of Individual Listed on Appendix 1]
December 31, 2008

in the Board’s good faith opinion, that you engaged in any of the conduct set forth in the definition of “Cause” above and specifying in reasonable detail the particulars of the conduct at issue.
        (c) Good Reason. “Good Reason” means the occurrence, after a Change in Control, of any of the following circumstances unless, in the case of Sections 3(c)(i), (v), (vi), (vii) or (viii), the circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination (as defined in Section 3(e)) specified in the applicable Notice of Termination:
     (i) the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Change in Control, including by virtue of the Company ceasing to be a publicly-held corporation, or any other action by the Company that results in a material diminution in your position, authority, duties or responsibilities;
     (ii) the Company’s reduction of your annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time after the date of this Agreement;
     (iii) the relocation of the Company’s offices at which you are principally employed immediately prior to the date of the Change in Control (your “Principal Location”) to a location more than thirty (30) miles from that location, or the Company’s requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control;
     (iv) the Company’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) business days of the date on which the compensation is due;
     (v) the Company’s failure to continue in effect any material compensation or benefit plan or practice in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;
     (vi) the Company’s failure to continue to provide you with benefits substantially similar in the aggregate to those enjoyed by you under any of the Company’s life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans or practices in which you and your eligible family members were participating at the time of the Change in Control, the taking of any action by the

{Name of Individual Listed on Appendix 1]
December 31, 2008

Company that would directly or indirectly materially reduce any of those benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control (or, if more favorable to you, on the basis of the terms of your initial employment with the Company);
     (vii) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or
     (viii) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(d) hereof (and, if applicable, the requirements of Section 3(b) hereof), which purported termination shall not be effective for purposes of this Agreement.
Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
          (d) Notice of Termination. Any purported termination of your employment by the Company or by you (other than a termination as a result of your death, in which case your employment shall terminate automatically) shall be communicated by written Notice of Termination to the other party in accordance with Section 7. “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
          (e) Date of Termination, Etc. “Date of Termination” means the date on which you incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     4. Compensation Upon Termination. Upon termination of your employment pursuant to Section 3 above, the benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:
          (a) If the Company terminates your employment for Cause or you terminate your employment other than for Good Reason, then the Company shall pay you, in accordance with the Company’s normal pay practices, your base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company in effect at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.
          (b) If you terminate your employment for Good Reason or the Company terminates your employment without Cause (other than as a result of your death or Permanent Disability), then you shall be entitled to the benefits provided below:
       (i) The Company shall pay to you your base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other

{Name of Individual Listed on Appendix 1]
December 31, 2008

amounts to which you are entitled under any compensation plan or practice of the Company in effect at the time the payments are due;
     (ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, at the time specified in Section 4(c), a lump-sum severance payment equal to the sum of the following:
(A)	two (2) times the greater of your annual base salary at the rate in effect as of the Date of Termination or your annual base salary at the rate in effect immediately prior to the Change in Control; and

(B)	two (2) times the greater of (i) your target annual incentive compensation as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater, or (ii) your annual bonus for the year immediately preceding the Date of Termination;
     (iii) For a period of one (1) year following the Date of Termination, the Company shall, at its sole expense as incurred, provide you with financial planning services of substantially the same type and scope as those with which the Company was providing you immediately prior to the Date of Termination, or, if more favorable to you, the date of the Change in Control, provided that in no event will the amount of financial planning services provided by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided to you, in any other taxable year;
     (iv) For a period of two (2) years following the Date of Termination, the Company shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, provided that the Company’s out-of-pocket cost under this Section 4(b)(iv) shall not exceed fifteen thousand dollars ($15,000);
     (v) For period of twenty-four (24) months after the Date of Termination, the Company shall continue to provide you and your eligible family members, on the terms set forth in the remaining provisions of this Section 4(b)(v), with medical and dental health benefits at least equal to those that would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter; provided, however, that if you become employed by another employer and are eligible to receive medical and dental health benefits under that employer’s plans, the Company’s obligations under this Section 4(b)(v) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Company. If under the terms of the Company’s benefit plans or programs you are ineligible to continue to be so covered, the Company shall provide you with substantially equivalent coverage through other sources. You agree to pay the cost, on an after-tax basis, for the continued medical and dental coverage; subject to Section 4(c), on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 until the year following the last year of your coverage pursuant to this Section 4(b)(v),

{Name of Individual Listed on Appendix 1]
December 31, 2008

and concurrently therewith the Company will make a payment to you such that, after payment of all taxes incurred by you, you retain an amount equal to the amount you paid during the immediately preceding calendar year for medical, and dental benefit plan coverage described in this Section. At the termination of the benefits coverage under this Section 4(b)(v), you, your spouse and your dependents shall be entitled to continuation coverage pursuant to section 4980B of the Code, sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates.
     (vi) (A) Anything in this Agreement to the contrary notwithstanding, but subject to Section 4(b)(vi)(B), if it shall be determined that any payment or distribution to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the “Payment”) would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then you shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Gross-Up Payment retained by you after the calculation and deduction of any and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 4(b)(vi), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Excise Tax.
            (B) Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Section 4(b)(vi), if but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, and the aggregate “present value” of the “parachute payments” to be paid or provided to you under this Agreement or otherwise does not exceed 1.10 multiplied by three times your “base amount,” then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to you, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this Section 4(b)(vi)(B), the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Section 4(b)(vi)(B) will be made at the expense of the Company, if requested by you or the Company, by the Accountants (as defined in Section 4(b)(vi)(C)). Appropriate adjustments will be made to amounts previously paid to you, or to amounts not paid pursuant to this Section 4(b)(vi)(B), as the case may be, to reflect properly a subsequent determination that you owe more or less Excise Tax than the amount previously determined to be due. If a Payment intended to be provided under the Agreement is required to be reduced pursuant to this Section 4(b)(vi)(B), the payments shall be reduced in the following order of priority: payments pursuant to Section 4(b)(ii), payments pursuant to Section 4(b)(v), payments pursuant to Section 4(b)(iii) and payments pursuant to Section 4(b)(iv).
            (C) All determinations required to be made under this Section 4(b)(vi), including whether and when the Gross-Up Payment is required and the amount of such

{Name of Individual Listed on Appendix 1]
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Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below), which shall provide you and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or the Company that you have received or will receive a Payment. For the purposes of this Section 4(b)(vi), the “Accountants” means the Company’s independent certified public accountants serving immediately prior to the Change in Control. If the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.
For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax. Any determination by the Accountants shall be binding upon the Company and you. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 4(b)(vi) (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 4(b)(vi)(C) and you are required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for your benefit; and
          (D) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:
(1)	give the Company any information reasonably requested by the Company relating to such claim;

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal

{Name of Individual Listed on Appendix 1]
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representation with respect to such claim by an attorney reasonably selected by the Company;
(3)	cooperate with the Company in good faith in order to effectively contest such claim; and

(4)	permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 4(b)(vi), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority;
            (E) Notwithstanding any other provision of this Section 4(b)(vi) to the contrary and subject to Section 4(c), all taxes and expenses described in this Section 4(b)(vi) shall be paid or reimbursed within five (5) business days after you submit evidence of incurrence of such taxes and/or expenses, provided that in all events such reimbursement will be made no later than the end of the year following the year in which

{Name of Individual Listed on Appendix 1]
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the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). Each provision of reimbursements pursuant to this Section 4(b)(vi) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other taxable year.
     (vii) In any situation where under applicable law the Company has the power to indemnify (or advance expenses to) you in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of your activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company shall promptly on written request, indemnify (and advance expenses to) you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting your indemnification otherwise arising out of this or any other agreement or promise of the Company or under any statute;
     (viii) The Company shall pay you, at the time specified in Section 4(c), a lump-sum payment in an amount equal to the additional benefits that you would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan maintained by the Company for your benefit had you continued your employment with the Company for two (2) additional years following your Date of Termination, assuming you were fully vested under such plans, or $250,000 if greater; provided that if you are eligible to receive grandfathered benefits under the Company’s pension plan, the provisions of this Section 4(b)(viii) shall apply to such grandfathered benefits, without reduction for age, in addition to any other benefits to which you are entitled under this Section 4(b)(viii).
          (c) The payment provided for in Section 4(b)(i) shall be made not later than the fifth business day following the Date of Termination. Notwithstanding any provisions of this Section 4 to the contrary, if any of you, Terry Hartman, William Herb or Pete Kasper is a “specified employee” (within the meaning of Section 409A of the Code), the amounts that otherwise would be payable pursuant to Sections 4(b)(ii), (iii), (v), (vi) and (viii) and 5(d) of this Agreement (as well as any other payment or benefit that you are entitled to receive upon your separation from service and that would be considered to be deferred compensation under Section 409A of the Code) during the six-month period immediately following the Date of Termination (the “Delayed Payments”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following your Date of Termination and (ii) your death.
          (d) Each payment to be made to you under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes

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of Section 409A of the Code. Further, coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.
          (e) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor, except as provided in Section 4(b)(v), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.
     5. Performance-based Equity Compensation; Other Equity-Based Awards; Annual Incentive Compensation.
          (a) Notwithstanding anything contained herein, in the event of a Change in Control during the term of this Agreement, all outstanding stock options and stock appreciation rights, if any, granted to you under any of the Company’s stock option plans, incentive plans or other similar plans (or options substituted therefor covering the stock of a successor corporation) shall, effective immediately prior to the Change in Control, become fully vested and exercisable as to all shares of stock covered thereby.
          (b) Upon the occurrence of a Change in Control, the Company shall pay to you, in cash, an amount equal to the value of any Equity Compensation (as defined below) that is “performance-based” (as defined below) and that is earned, accrued, allocated or awarded with respect to your service during any performance period or periods that include the date on which the Change in Control occurred. The amount payable to you will be calculated as if the performance-based Equity Compensation were earned at the targeted rate and shall be prorated through the date on which the Change in Control occurs based upon the number of days on which you were employed by the Company during the applicable performance period(s). For purposes of this Agreement, “Equity Compensation” means restricted stock units, performance shares, performance units and restricted shares and the shares that the Company is obligated to issue at the time restricted stock units, performance shares or performance units are earned, or deemed earned, by you. Compensation is “performance-based” if the compensation may be earned pursuant to a plan that provides that the amount of, or the entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organization or individual performance criteria are considered pre-established if established in writing by the date not later than ninety (90) days after the commencement of the performance period, provided that the outcome is substantially uncertain at the time the criteria are established. Compensation also is “performance-based” if the plan provides for payments based upon subjective performance criteria, provided that —
       (i) The subjective performance criteria are bona fide and relate to your performance or the performance of a group of employees that includes you, or a business unit for which you provide services (which may include the entire Company): and
       (ii) The determination that any subjective performance criteria have been met is not made by you or a member of your family, or a person under your effective control or the control of a member of your family, and no amount of the compensation of the

{Name of Individual Listed on Appendix 1]
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person making the determination is effectively controlled in whole or in part by you or a member of your family.
          (c) If a Change in Control occurs during the term of the Agreement, then the Company shall pay to you, within five (5) business days after the Change in Control, an amount, calculated as if all objectives under the Company’s annual incentive compensation plan for the year in which the Change in Control occurs were achieved at targeted levels, equal to your target (as in effect on the date of the Change in Control) annual incentive compensation opportunity for the year in which the Change in Control occurs, prorated through the date of the Change in Control; provided, however, that in no event shall the amount payable to you pursuant to this Section 5(c) be less than fifty percent (50%) of your target annual incentive compensation opportunity for the year in which the Change in Control occurs.
          (d) If a Change in Control occurs during the term of this Agreement, then each outstanding share of restricted stock and each outstanding restricted share unit (other than a performance-based share of restricted stock or restricted share unit) granted to you under any of the Company’s incentive plans or other similar plans (an “Equity-Based Award”) shall, immediately prior to the Change in Control, be converted into a right to receive an amount equal to the value of one share of the Company’s common stock based on the closing stock price on the last trading day immediately preceding the Change in Control (a “Cash Equivalent Unit”). Subject to the following sentence and any deferral election you may have made pursuant to the Executive Savings Plan, the Executive Deferred Compensation Plan or any other non-qualified deferred compensation plan, the Cash Equivalent Units shall vest and be paid to you at the same time and upon the same conditions as the Equity-Based Awards from which the Cash Equivalent Units were converted. If, prior to the vesting and payment of all of the Cash Equivalent Units and within the two-year period following the Change in Control, you terminate your employment for Good Reason or the Company terminates your employment without Cause or for Permanent Disability, subject to Section 4(c), the remaining Cash Equivalent Units shall vest and the Company shall pay to you within five (5) business days after the Date of Termination, an amount equal to the value of your remaining Cash Equivalent Units.
     6. Successors; Binding Agreement.
          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.
          (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein,

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shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
     7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     8. Non-Compete, Confidentiality and Non-Solicitation Covenants.
          (a) Non-Compete. In consideration of and in connection with the benefits provided to you under this Agreement, and in order to protect the goodwill of the Company, you hereby agree that, if your employment is terminated under circumstances that entitle you to benefits under Section 4(b) then, for a period of twelve (12) months commencing on the Date of Termination, you shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any of the following entities (or any subsidiary of any such entity) other than as a shareholder or beneficial owner owning 5% or less of the outstanding securities of a public company: Anchor Hocking; Arc International or its affiliate Cardinal International, Inc.; Oneida LTD; or any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce.
          (b) Confidentiality. You hereby agree that, for the period commencing on the Date of Termination and terminating on the second anniversary thereof, you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You agree that, upon termination of your employment with the Company, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by you or furnished to any third party in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to the Company, copies of any Confidential Information that (i) was publicly known at the time of disclosure to you, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to you by a third party. As used in this Agreement, the term “Confidential Information” means information disclosed to you or known by you as a consequence of or through your relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.
          (c) Non-Solicitation. You hereby agree that, for the period commencing on the Date of Termination and terminating on the second anniversary thereof, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or

{Name of Individual Listed on Appendix 1]
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corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 8(c).
     9. Funding of Obligations. In order to partially fund its obligations to provide benefits under this Agreement (including, without limitation, its obligations under Section 4(b)(vi)) the Company shall establish and fund a trust for your benefit and the benefit of other executives of the Company with whom the Company has entered into agreements similar to this Agreement. The trust shall be a grantor trust described in section 671 of the Code. If the Company has not, prior to the occurrence of a Potential Change in Control (as defined below), fully funded its obligations to provide benefits under this Agreement, then, upon the occurrence of a Potential Change in Control, the Company shall, to the extent the amount contributed would not be treated as property transferred in connection with the performance of services for purposes of Code Section 83, as provided in Section 409A(b)(3) of the Code, fully fund its obligations to provide benefits under this Agreement (including, without limitation, its obligations under Section 4(b)(vi)) by irrevocably contributing funds to such trust on your behalf. The amount to be contributed by the Company to the trust shall not be less than the then present value of the Company’s obligations under Section 4 hereof, as determined by the firms serving as the Company’s actuaries and accountants immediately prior to the Change in Control. Such actuaries and accountants shall be paid by the Company. The establishment and funding of the trust shall not affect the obligation of the Company to provide benefits under the terms of this Agreement. For purposes of this Agreement a “Potential Change in Control” shall be deemed to occur if:
          (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
          (b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
          (c) any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding securities, increases such Person’s beneficial ownership of such securities by five percent (5%) or more of the Company’s then outstanding securities over the percentage so owned by such Person on the date hereof, provided however, that this subsection (c) shall not apply to Zesiger Capital (“Zesiger”) by virtue of its individual or collective beneficial ownership of securities of the Company’s outstanding securities as of the date of this Agreement so long as Zesiger does not, individually or collectively, beneficially own, or increase its beneficial ownership to, twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
          (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party

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hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as provided in Section 4(b)(vi) hereunder, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.
     11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     13. Suits Actions Proceedings Etc.
          (a) Jurisdiction and Venue. No suit, action or proceeding with respect to this Agreement, nor any judgment entered by any court in respect thereof, may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority, other than in a court of competent jurisdiction in the State of Ohio, and you and the Company hereby irrevocably waive any right which you or the Company, as applicable, may otherwise have had to bring such a suit, action, proceeding or judgment in any other court, domestic or foreign, or before any similar domestic or foreign authority. You and the Company hereby submit to the exclusive jurisdictions of such courts for the purpose of any such suit, action, proceeding or judgment. By your execution and delivery of this Agreement, you appoint the Secretary of the Company, at the Company’s office in Toledo, Ohio, as your agent upon which process may be served in any such suit, action or proceeding; and by its execution and delivery of this Agreement, the Company appoints the Secretary of the Company, at its office in Toledo, Ohio, as its agent upon which process may be served in any such suit, action or proceeding. Service of process upon such applicable agent, together with actual notice of such service given to you or the Company, as applicable, in the manner provided in Section 7 hereof, shall be deemed in every respect effective service of process upon the applicable party in any suit, action, proceeding or judgment. Nothing herein shall be deemed to limit the ability of you or the Company to serve any such writs, process or summonses in any other manner permitted by applicable law. You and the Company hereby irrevocably waive any objections which you or the Company, as applicable, may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Ohio, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, in the event that no court of competent jurisdiction in the State of Ohio will accept such jurisdiction and venue, then any suit, action or

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proceeding with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the continental United States which has jurisdiction over such suit, proceeding or action and the parties thereto.
          (b) Compensation During Dispute, Etc. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a “Dispute”) arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows: If there is a termination by you or the Company followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Company shall pay you one hundred percent (100%) of the amount specified in Sections 4(b) hereof if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Company all payments you receive under Sections 4(b)(i) and 4(b)(ii) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.
          (c) Legal Fees. The Company shall pay to you all reasonable legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder), provided any such reimbursement of reasonable attorneys’ fees and other cost shall be made not later than December 31 of the year following the year in which you incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
     14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.
     15. Coordination with Deferred Compensation Plans; Compliance with Section 409A of the Code.
          (a) If and to the extent that you have elected, pursuant to the Executive Savings Plan (“ESP”), the Executive Deferred Compensation Plan (“DCP”) or any other non-qualified deferred compensation plan (such plans being referred to as “deferred compensation plans”), to defer receipt of any of your compensation, including without limitation any performance-based Equity Compensation or other Equity-Based Compensation (as defined in the DCP), the terms of the applicable deferred compensation plan shall govern as to the events upon which compensation that is subject to a deferral election is distributed to you and the

{Name of Individual Listed on Appendix 1]
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timing of any such distribution. However, the terms of this Agreement or, in the absence of a Change in Control as defined in this Agreement, any employment agreement to which you and the Company are party (or, if you are not party to an employment agreement with the Company, any Company-sponsored severance policy providing benefits to you in the event of a termination of your employment) shall govern as to whether (and, if so, the extent to which) amounts, including without limitation annual incentive compensation, performance-based Equity Compensation and other Equity-Based Compensation, that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.
          (b) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely, LIBBEY INC.
By:
Susan Allene Kovach
Vice President, General Counsel and Secretary

Agreed and Accepted as of the
31st day of December, 2008

[Name of Individual Listed on Appendix 1]

{Name of Individual Listed on Appendix 1]
December 31, 2008

Appendix 1
Each of the executives below is a party to an agreement in substantially this form:
Robert Bules
Terry Hartman
William Herb
Peter Kasper